Exhibit 5.01

                 OPINION OF HAWLEY TROXELL ENNIS & HAWLEY LLP

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                                March 10, 2000



United States Antimony Corporation
P.O. Box 643
1250 Prospect Creek Road
Thompson Falls, MT  59873

      Re:   United States Antimony Corporation 2000 Stock Plan
            Form S-8 Registration Statement

Ladies and Gentlemen:

      This office represents United States Antimony Corporation, a Montana corporation (the "Company"). This opinion is delivered in connection with the referenced Form S-8 Registration Statement relating to the United States Antimony Corporation 2000 Stock
Plan (the "Plan"), and the proposed offering of up to 500,000 shares of the Company's Common Stock, $.01 par value per share (hereinafter referred to as the "Common Stock"). In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

      On the basis of the foregoing, we are of the opinion that the Plan and the proposed offer thereunder of up to 500,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

      The opinions herein expressed are limited to the laws of the United States, and the Montana Business Corporation Act, all as in effect on the date hereof.

      We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8.

                              Sincerely,

                              HAWLEY TROXELL ENNIS & HAWLEY LLP

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